Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

424(b)(3)

GRUPO FINANCIERO GALICIA SA

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class B ordinary shares (including Class B ordinary shares represented by American Depositary Shares), par value Ps.1.00 Argentine peso per share	(1)	457(r)	117,214,490		$5.4250		$635,888,608.25	0.0001531		$97,354.55
Fees Previously Paid
Fees to be Paid						$		$			$

Total Offering Amounts:									$635,888,608.25			97,354.55
Total Fees Previously Paid:												0.00
Total Fee Offsets:
Net Fee Due:												$97,354.55

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Offering Note(s)

(1)	All or part of the Class B ordinary shares being registered hereby may be represented by ADSs, each of which represents 10 Class B ordinary shares. ADSs represented by American depositary receipts issuable upon the deposit of Class B ordinary shares registered hereby have been previously registered under a separate registration statement on Form F-6 (File No. 333-175170).

Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). Payment of the registration fee at the time of filing of the registrant’s Registration Statement on Form F-3 (File No. 333-284113) on June 10, 2025, was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act and is paid herewith.